UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Annaly Capital Management, Inc.
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Dear Fellow Stockholders,
As members of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Annaly Capital Management, Inc. (the “Company” or “Annaly”), we are seeking your support for Proposal 2, the advisory vote on the Company’s executive compensation (the “Say-on-Pay” vote), at the Company’s annual meeting on May 15, 2024. This information supplements our proxy statement filed on April 4, 2024.
Our Compensation Program is Designed to Incentivize Performance
The cornerstone of the Committee’s compensation philosophy is to incentivize and reward superior performance for the benefit of our stockholders, while also managing risk and liquidity. Total incentive opportunities are driven by a corporate scorecard that features a mix of objective financial and risk goals, and the Committee maintains the discretion to reduce amounts in appropriate circumstances. For instance, in 2022, despite achievement of above-target scorecard performance, the Committee determined to reduce total executive incentive awards to below target to align pay outcomes and stockholder interests following the Company’s only year of negative TSR since our management internalization, which occurred amidst a historically-challenging environment for the U.S. bond market.
In response to stockholder feedback on the Committee’s 2022 pay decisions, for 2023, the Committee adopted a number of refinements to increase the rigor of our annual incentive framework and the overall relevancy of the key financial metrics used by stockholders to assess the Company’s performance. These refinements included increasing the scorecard’s weighting of Relative Tangible Economic Return and replacing a limited Total Stockholder Return governor with a more expansive Absolute Tangible Economic Return modifier. The Committee then back-tested the 2022 pay decisions using the enhanced 2023 framework and noted that the results were consistent with the below-target amounts the Committee actually awarded for 2022 performance.
2023 Pay Decisions Reflect Alignment of Interests
For 2023, the Committee paired the increased rigor of the annual incentive framework with an upward adjustment to the target incentive opportunities for executives. This increase reflected the Committee’s painstaking evaluation of peer and broader market data, and a review and recognition of the evolution of our executives’ performance and responsibilities, which included in the case of our Chief Executive Officer David Finkelstein, recombining the CEO role with the role of Chief Investment Officer. In reaching this determination, the Committee noted that Mr. Finkelstein had not received an increase to his total direct compensation since his appointment as the Company’s CEO in 2020. More broadly, the Committee also noted that our executives have a maximum incentive award opportunity of 120% of target, which continues to be modestly set compared to our peers and the broader market, where payout opportunities often cap out at 150% or even 200% of target. In addition, for 2024, the Committee has committed not to increase the executives’ target incentive opportunities from their 2023 levels.
Despite sustained market volatility, the Company delivered strong performance in 2023, including Absolute Tangible Economic Return of 6% (representing Relative Tangible Economic Return of 86%)1, with significant strategic progress across each of the Company’s three business lines. Accordingly, for 2023, Company performance measured against the corporate scorecard resulted in achievement of 105.8% of target. When paired with their achievement of individual objectives at 100% of target, the Committee determined that each executive had earned an overall incentive payout of 104.4% of target. The Committee believes that these payouts are appropriate and well-aligned with stockholder value.

1“Absolute Tangible Economic Return” means the Company’s change in tangible book value (calculated by summing common stock, additional paid-in capital, accumulated other comprehensive income (loss) and accumulated deficit less intangible assets) plus dividends declared divided by the prior period’s tangible book value. “Relative Tangible Economic Return” is defined as the Company’s percentile ranking for the relevant period against the Company’s performance peer group ranked by Tangible Economic Return results, with assessment weighted on a 70% / 30% basis of agency peers (AGNC Investment Corp., ARMOUR Residential REIT, Inc., Invesco Mortgage Capital, Inc. and Orchid Island Capital, Inc.) versus credit peers (Chimera Investment Corporation, Dynex Capital, Inc., Ellington Financial Inc., MFA Financial, Inc., New York Mortgage Trust, Redwood Trust, Inc., Two Harbors Investment Corp. and, for 2023, Rithm Capital Corp.).

Challenges of Constructing an Appropriate Peer Group
While the Committee considers compensation data and practices of a group of “peer” companies recommended by our independent compensation consultant in developing compensation packages for the Company’s executives, the Committee believes that simple averages can produce inapt results. Annaly is the largest mortgage REIT (“mREIT”) in the world, with a market cap 12x the average mREIT peer. Developing an appropriate peer group for the Company is challenging because while there are no mREITs of similar size and complexity, comparably sized asset managers and financial companies have very different portfolios, investment strategies and return profiles.
The Committee has addressed this issue by developing a peer group almost equally weighted between smaller mREIT peers and larger financial services companies. The performance of the former group should better reflect the challenges the Company faces from a rates and markets perspective, while the latter group should better reflect the Company’s benefits of scale.
Commitment to Continuous Improvement
The Committee believes that our current executive compensation program is appropriately structured and sized, but as always, we are committed to continuous improvement that better aligns pay with performance. One area of focus in 2024 is the composition and format of our corporate scorecard. In response to stockholder feedback, the Committee is committed to further increasing the rigor of the corporate scorecard, while also reducing its complexity. For 2024, the Committee will increase the minimum performance threshold required to receive a payout under the scorecard and also eliminate the scaling factor used to calculate overall scores. In addition, the Committee plans to engage with our stockholders to carefully consider whether additional simplifications, clarifications or other enhancements could bolster the transparency, integrity and pay-for-performance nature of our compensation program.
Recommendation to Vote FOR Approval of our Say-on-Pay Vote
In consideration of the above, we ask for your support on our 2024 Say-on-Pay Vote (Proposal 2). If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson at (888) 867-6963. For your reference, you can view copies of our proxy materials at www.proxydocs.com/NLY.
Thank you for your support.
Sincerely,

The Management Development and Compensation Committee

Vicki Williams, Chair	Francine Bovich	Thomas Hamilton	Kathy Hannan	John Schaefer